SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report: July 25, 2001
Date of earliest event reported: July 16, 2001

PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-27234	94-3007502
(Commission File No.)	(IRS Employer Identification No.)

6352 San Ignacio Avenue, San Jose, CA 95119-1202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 226-9900

Item 5. Other Events.

    Effective July 16, 2001, Iris Acquisition, LLC, a Texas limited liability company ("Merger Sub") and a wholly-owned indirect subsidiary of Photon Dynamics, Inc., a California corporation ("Photon"), merged (the "Merger") with and into Intelligent Reasoning Systems, Inc., a Texas corporation ("IRSI"), pursuant to that certain Agreement and Plan of Merger, dated as of July 6, 2001 (the "Merger Agreement"), by and among Photon, Merger Sub, IRSI and Clinton Bybee (as the Shareholders' Agent), as amended on July 12, 2001. At the effective time of the Merger, Merger Sub ceased to exist and IRSI, as the surviving corporation in the Merger, became a wholly-owned indirect subsidiary of Photon. The description contained in this Item 5 of the transactions consummated pursuant to the terms of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this report as Exhibit 2.1.

    Pursuant to the terms of the Merger Agreement and subject to certain escrow provisions and indemnification obligations set forth in the Merger Agreement, Photon will issue approximately 636,900 shares of Common Stock of Photon to the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of IRSI as consideration for the Merger.

    A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1. A copy of the press release announcing the consummation of the Merger is attached hereto as Exhibit 99.2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (a)
  Financial Statements of Businesses Acquired.
  Not
  applicable.

  (b)
  Pro Forma Financial Information.
  Not
  applicable.

  (c)
  Exhibits.
  The
  following exhibits are filed as part of this report:

2.1	Agreement and Plan of Merger, dated as of July 6, 2001, by and among Photon Dynamics, Inc., a California corporation; Iris Acquisition, LLC, a Texas limited liability company; Intelligent Reasoning Systems, Inc., a Texas corporation; and Clinton Bybee (as the Shareholders' Agent), as amended on July 12, 2001.
99.1	Press Release of Photon dated July 6, 2001, announcing the signing of the Merger Agreement.
99.2	Press Release of Photon dated July 18, 2001, announcing the consummation of the Merger.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2001	PHOTON DYNAMICS, INC.
	By:	/s/ Richard L. Dissly Richard L. Dissly Vice President of Operations, Chief Financial Officer and Secretary